EXHIBIT 3.1

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684–5708 Website: www.nvsos.gov

	Filed in the office of	Document Number 20080763248-20
	Ross Miller Secretary of State State of Nevada	Filing Date and Time 11/21/2008 4:30 PM
Certificate of Amendment		Entity Number C33579-2004
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.     Name of corporation:

Force Protection, Inc. (the “Corporation”)

2.     The articles have been amended as follows: (provide article numbers, if available)

Article FIFTH is hereby amended in its entirety to provide as follows:

FIFTH: The number of directors of the Corporation shall be fixed from time to time by the Board of Directors, within a range of no less than one or no more than fifteen. A director shall be a natural person who is eighteen years of age or older. A director need not be a resident of Nevada or a shareholder of the Corporation.

Article EIGHTH is hereby amended to be renumbered as Article SEVENTH, remove the pre-amble and delete paragraph (b) with regard to “Loans and Guaranties for the Benefit of Directors.”

3.     The vote by which the stockholders holding shares in the corporation entitling them to exercise a least at majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  Approximately 83% of All Shareholders

4.     Effective date of filing: (optional)   /    11/21/08

(must not be later than 90 days after the certificate is filed)

5.     Signature: (required)

X/s/ Lenna Ruth Macdonald
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 7-1-08